Exhibit 99.1

NEWS RELEASE

Release Time:	5:00 p.m. CST
Contact:	Susan Blair, (501) 978-2217
Date:	November 17, 2008

Bank of the Ozarks, Inc. Applies for

Capital Purchase Program

LITTLE ROCK, ARKANSAS – Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced that it has applied for participation in the U.S. Department of Treasury’s Capital Purchase Program, although it may still determine to not participate in the program.

Bank of the Ozarks, Inc. Chairman and Chief Executive Officer George Gleason stated, “Our Company is well capitalized by all applicable regulatory measures, and we have enjoyed strong earnings as evidenced by the record net income and record earnings per share we have achieved in each of the last two quarters. Because of our strong capital and earnings, we have the ability to continue our normal operations and achieve expected growth without participation in the Capital Purchase Program. However, we believe participation in the program may allow us to expand lending, increase investments and take advantage of other opportunities which could be beneficial to our customers and shareholders and contribute to general economic growth.”

The Company’s decision to apply for participation in the Capital Purchase Program was made after careful consideration of the available information on the program and analysis of the various costs and benefits of participation. The Company delayed its application for a time to see if additional clarification would be forthcoming regarding restrictions and conditions which may be imposed on program participants. The Company will continue to monitor further developments regarding participation. “If it becomes apparent that additional restrictions or conditions will be imposed or other circumstances develop which change our assessment of the relative costs and benefits of this program to our Company, we may reconsider our participation and withdraw from the program before execution of final contracts,” stated Gleason.

The Company is a “well capitalized” institution by regulatory standards with total risk based capital of 12.35% as of September 30, 2008. During the first nine months of 2008, the Company earned net income of $25.4 million, resulting in an annualized return on average assets of 1.14% and an annualized return on average stockholders’ equity of 16.23%. During the first nine months of 2008, the Company continued to serve its customers and expand its business increasing loans and leases at a 13.1% annualized rate and deposits at a 15.8% annualized rate.

FORWARD LOOKING STATEMENTS

This release contains forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future, including the Company’s expected ability to continue normal operations and achieve expected growth, expand lending, increase investments and take advantage of other opportunities. Actual results may differ materially from those projected in such forward looking statements due to various factors including those identified in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2007 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. is a bank holding company with $3.1 billion in total assets as of September 30, 2008 and trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 73 offices including 65 banking offices in 34 communities throughout northern, western and central Arkansas, six Texas banking offices, and loan production offices in Little Rock, Arkansas, and Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.